Exhibit 10.8
NOTICE OF COMPENSATION CHANGE

January 23, 2024

Daniel K. Schlanger
8020 Katy Freeway
Houston, Texas 77024

Dear Dan:

The purpose of this letter is to provide you notice of an enhancement Crown Castle is making to your compensation package in the form of restricted stock unit awards ("Retention RSU Awards") as consideration for your remaining with Crown Castle. These awards will be granted to you, and this agreement shall become effective, on the later of (1) the date you acknowledge this compensation change by your signature below; and (2) the date that the Board of Directors of Crown Castle Inc. ("Board") votes to approve such Retention RSU Awards. Further, as detailed below and as further consideration, you acknowledge and agree that there has not been a Qualifying Termination as defined within your Severance Agreement.

Retention RSU Award Summary:

•Retention RSU Part 1
◦Time-Based RSUs having a fair value of $1,240,000 as of the grant date.
◦ Number of units to be determined by dividing grant value by the closing stock price on the date of grant.
◦ Retention RSU Part 1 will vest in full on September 30, 2024 ("Vest Date #1"). Shares underlying such units (less shares tendered for withholding taxes) will be delivered as soon as administratively possible following Vest Date #1.
◦These shares will vest regardless of whether you are employed will Crown Castle on September 30, 2024.
•Retention RSU Part 2
◦9,599 time-based RSUs
◦ Retention RSU Part 2 will vest in full on December 31, 2024 ("Vest Date #2"). Shares underlying such units (less shares tendered for withholding taxes) will be delivered as soon as administratively possible following Vest Date #2.
◦These shares will not vest if you are not employed by Crown Castle on December 31, 2024.

Further, you acknowledge and agree to the following:
1.You agree that a Qualifying Termination has not occurred and will not occur on March 31, 2024, as was previously planned. As a result, no event has occurred or is planned to occur that would result in you receiving benefits under your severance agreement.
2.Your severance agreement remains in place. Although not contemplated, if you experience a Qualifying Termination in the future, you will be entitled to all termination benefits contained in such agreement, subject to your compliance with all post-employment obligations contained in such agreement.
3.As previously mentioned, the granting of the Retention RSU Awards is contingent on and subject to the approval of the Board.

Please acknowledge your understanding and acceptance of the above described arrangement no later than January 24, 2024. If you have any questions, please direct them to me. I look forward to continuing to work with you, Dan.

Sincerely,

/s/ Tony J. Melone
Tony J. Melone
President and CEO (Interim)

ACKNOWLEDGED AND ACCEPTED

Signature	/s/ Daniel K. Schlanger
Date:	January 23, 2024

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